Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Reports
Fourth Quarter and Fiscal 2021 Financial Results

~ Company Exceeds EPS Expectations ~
~ Initiates Fiscal 2022 Guidance ~

HARRISBURG, PA – March 23, 2022 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (the “Company”) today reported financial results for the fourth quarter and full-year fiscal 2021.

Fourth Quarter Summary:

•	Total net sales decreased 2.8% to $501.1 million.

•	Comparable store sales decreased 10.5% from the prior year increase of 8.8%. Comparable store sales decreased 2.0% compared with the fourth quarter of fiscal 2019.

•	The Company opened five new stores, ending the quarter with 431 stores in 29 states, a year-over-year increase in store count of 11.1%.

•	Operating income decreased 32.2% to $57.5 million. Adjusted operating income(1) decreased 32.1% to $57.3 million and adjusted operating margin(1) decreased 500 basis points to 11.4%.

•	Net income totaled $44.7 million, or $0.71 per diluted share, as compared with net income of $64.7 million, or $0.98 per diluted share, in the prior year.

•	Adjusted net income(1) was $43.9 million, or $0.69 per diluted share, as compared with prior year adjusted net income of $63.8 million, or $0.97 per diluted share.

•	Adjusted EBITDA(1) decreased 28.2% to $66.1 million and adjusted EBITDA margin(1) decreased 470 basis points to 13.2%.

“During the fourth quarter we exceeded our earnings expectations. We navigated numerous headwinds including unprecedented inflation in merchandise and transportation costs, shipping delays of imported product, and backlogs at our distribution centers. We accomplished this by controlling what we could by leveraging our vast network of vendor partners, improving efficiencies in our distribution centers, and keeping a tight control on expenses. We continued to execute our retail expansion strategy and deliver great deals to our customers during these challenging times,” said John Swygert, President and Chief Executive Officer.

1 | Page

Mr. Swygert continued, “Looking ahead, we are excited to celebrate our 40th anniversary and have several special events planned to recognize this milestone. We are also pleased to announce that for the first time in our Company’s history, we are launching a store remodel program, which we expect will improve our customers’ shopping experience and drive higher sales.  We remain highly confident in our business model and expect to see trends improve as we move through the second half of the year, positioning us to return to our long-term algorithm.”

Fiscal Year Summary:

•	Total net sales decreased 3.1% to $1.753 billion.

•	Comparable store sales decreased 11.1% from the prior year increase of 15.6%. Comparable store sales increased 3.6% compared with fiscal 2019.

•	The Company opened 46 new stores in fiscal 2021.

•	Operating income decreased 26.3% to $204.6 million. Adjusted operating income(1) decreased 26.4% to $204.2 million and adjusted operating margin(1) decreased 370 basis points to 11.6%.

•	Net income totaled $157.5 million, or $2.43 per diluted share, as compared with net income of $242.7 million, or $3.68 per diluted share, in the prior year.

•	Adjusted net income(1) was $152.9 million, or $2.36 per diluted share, as compared with prior year adjusted net income of $208.0 million, or $3.16 per diluted share.

•	Adjusted EBITDA(1) decreased 22.6% to $237.3 million and adjusted EBITDA margin(1) decreased 340 basis points to 13.5%.

(1)
As used throughout this release, adjusted operating income, adjusted operating margin, adjusted net income, adjusted net income per diluted share, EBITDA,  adjusted EBITDA and adjusted EBITDA margin are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). Please see the accompanying financial tables which reconcile GAAP to these non-GAAP measures.

Fourth Quarter Results

Net sales in the fourth quarter of fiscal 2021 totaled $501.1 million, a 2.8% decrease compared with net sales of $515.8 million in the fourth quarter of fiscal 2020.  The decrease in net sales was primarily due to a comparable store sales decrease of 10.5% as compared with record sales in the fourth quarter of fiscal 2020, partially offset by new store unit growth.  Late deliveries of key seasonal product combined with early holiday shopping impacted sales.

Gross profit decreased 10.6% to $183.0 million in the fourth quarter of fiscal 2021 from $204.7 million in the fourth quarter of fiscal 2020. Gross margin decreased 320 basis points to 36.5% in the fourth quarter of fiscal 2021 from 39.7% in the fourth quarter of fiscal 2020. The decrease in gross margin in the fourth quarter of fiscal 2021 is primarily due to increased supply chain costs, the result of higher import and trucking costs and, to a lesser extent, higher wage rates in the Company’s distribution centers, partially offset by an increased merchandise margin.

Selling, general and administrative expenses, exclusive of $0.1 million and $0.2 million of gains from insurance settlements in the fourth quarters of fiscal 2021 and fiscal 2020, respectively, increased 4.1% to $119.2 million in the fourth quarter of fiscal 2021 from $114.4 million in the fourth quarter of fiscal 2020.  This increase was primarily driven by higher selling expenses associated with 43 net additional stores and higher wage rates in select markets.   As a percentage of net sales, selling, general and administrative expenses, exclusive of the insurance settlement gains, increased 160 basis points to 23.8% in the fourth quarter of fiscal 2021 from 22.2% in the fourth quarter of fiscal 2020.  The increase was primarily due to deleveraging as a result of the decrease in sales.

2 | Page

Operating income totaled $57.5 million in the fourth quarter of fiscal 2021, a 32.2% decrease from operating income of $84.7 million in the fourth quarter of fiscal 2020.  Excluding the gains from the insurance settlements, adjusted operating income(1) decreased 32.1% to $57.3 million in the fourth quarter of fiscal 2021 from $84.5 million in the fourth quarter of fiscal 2020.  Adjusted operating margin(1)  decreased 500 basis points to 11.4% in the fourth quarter of fiscal 2021 from 16.4% in the fourth quarter of fiscal 2020 primarily due to the decrease in gross margin and the deleveraging of selling, general and administrative expenses as a result of the decrease in sales.

Net income decreased 30.8% to $44.7 million, or $0.71 per diluted share, in the fourth quarter of fiscal 2021 compared with net income of $64.7 million, or $0.98 per diluted share, in the fourth quarter of fiscal 2020.  Diluted earnings per share in each of the fourth quarters of fiscal 2021 and fiscal 2020 included a benefit of $0.01 due to excess tax benefits related to stock-based compensation.  Adjusted net income(1), which excludes these benefits and the after-tax gains from the insurance settlements, decreased 31.2% to $43.9 million, or $0.69 per diluted share, in the fourth quarter of fiscal 2021 from $63.8 million, or $0.97 per diluted share, in the fourth quarter of fiscal 2020.

Adjusted EBITDA(1) totaled $66.1 million in the fourth quarter of fiscal 2021, decreasing 28.2%  from $92.1 million in the fourth quarter of fiscal 2020.  Adjusted EBITDA margin(1) decreased 470 basis points to 13.2% in the fourth quarter of fiscal 2021 from 17.9% in the fourth quarter of fiscal 2020.  Adjusted EBITDA excludes non-cash stock-based compensation expense and the gains from the insurance settlements.

Fiscal 2021 Results

Net sales totaled $1.753 billion in fiscal 2021, a decrease of 3.1% compared with net sales of $1.809 billion in fiscal 2020. The decrease in net sales was the result of a comparable store sales decrease of 11.1% as compared with the record sales in fiscal 2020, partially offset by new store unit growth.

Gross profit decreased 5.8% to $681.2 million in fiscal 2021 from $723.4 million in fiscal 2020.  Gross margin decreased 110 basis points to 38.9% in fiscal 2021 from 40.0% in fiscal 2020. The decrease in gross margin in fiscal 2021 is due to increased supply chain costs, primarily the result of higher import and trucking costs and, to a lesser extent, higher wage rates in the Company's distribution centers, partially offset by improvement in the merchandise margin.

Adjusted operating income(1), which excludes gains from insurance settlements of $0.4 million and $0.2 million in fiscal 2021 and fiscal 2020, respectively, decreased 26.4% to $204.2 million in fiscal 2021 compared with $277.3 million in fiscal 2020. Adjusted operating margin(1) decreased 370 basis points to 11.6% in fiscal 2021 from 15.3% in fiscal 2020 primarily as a result of the decrease in gross margin and the deleveraging of expense components due to the decrease in sales.

Net income decreased 35.1% to $157.5 million, or $2.43 per diluted share, in fiscal 2021 from $242.7 million, or $3.68 per diluted share, in fiscal 2020.  Diluted earnings per share in fiscal 2021 and fiscal 2020 included a benefit of $0.06 and $0.52, respectively, due to excess tax benefits related to stock-based compensation.  Adjusted net income(1), which excludes these benefits and the after-tax gains from the insurance settlements, decreased 26.5% to $152.9 million, or $2.36 per diluted share, in fiscal 2021 from $208.0 million, or $3.16 per diluted share, in fiscal 2020.

3 | Page

Adjusted EBITDA (1) totaled $237.3 million in fiscal 2021, a 22.6% decrease from  $306.5 million in fiscal 2020.  Adjusted EBITDA margin(1) decreased 340 basis points to 13.5% in fiscal 2021 from 16.9% in fiscal 2020.

Balance Sheet and Cash Flow Highlights

The Company's cash and cash equivalents balance as of the end of fiscal 2021 was $247.0 million compared with $447.1 million as of the end of fiscal 2020.  The Company had no borrowings outstanding under its $100 million revolving credit facility and $84.7 million of availability under the facility as of the end of fiscal 2021. The Company ended the period with total borrowings, consisting solely of finance lease obligations, of $1.1 million.

During the fourth quarter of fiscal 2021, the Company invested $20.0 million of cash to repurchase 434,474 shares of its common stock, resulting in $220.0 million invested in fiscal 2021.

Inventories as of the end of fiscal 2021 increased 32.1% to $467.3 million compared with $353.7 million as of the end of fiscal 2020, with almost half of the variance attributable to increased supply chain costs and the remainder driven by the increased number of stores and the timing of merchandise receipts.  In addition, inventories as of the end of fiscal 2020 were reduced due to heightened levels of sales productivity throughout the fourth quarter last year.

Capital expenditures in fiscal 2021, primarily for new and existing stores, totaled $35.0 million compared with $30.5 million in fiscal 2020.

Fiscal 2022 Outlook

The Company estimates the following:

For full-year fiscal 2022:

•	Total net sales of $1.908 billion to $1.926 billion;

•	Comparable store sales ranging from flat to an increase of 1.0%;

•	The opening of 46 to 48 new stores, including two relocations;

•	Gross margin of approximately 37.2%;

•	Operating income of $182.0 million to $187.0 million;

•
Adjusted net income(2) of $136.0 million to $140.0 million and adjusted net income per diluted share(2) of $2.15 to $2.22, both of which exclude excess tax benefits related to stock-based compensation;

•	An effective tax rate of 25.4%, which excludes excess tax benefits related to stock-based compensation;

•	Diluted weighted average shares outstanding of 63.0 million; and

•	Capital expenditures of $53 million to $58 million, primarily for new stores, the expansion of the Company’s York, PA distribution center, store-level initiatives, and IT projects.

4 | Page

For the first quarter of fiscal 2022:

•	Total sales of $417.0 million to $422.0 million;

•	Comparable store sales ranging from down 15.0% to down 14.0% as we lap stimulus from the same period last year;

•	Gross margin of approximately 35.8%;

•	Operating income of $26.5 million to $28.0 million; and

•	Adjusted net income(2) of $20.0 million to $21.0 million and adjusted net income per diluted share(2) of $0.31 to $0.33, both of which exclude excess tax benefits related to stock-based compensation.

(2)
The guidance ranges as provided for adjusted net income and adjusted net income per diluted share exclude the excess tax benefits related to stock-based compensation as the Company cannot predict such estimates without unreasonable effort.

Conference Call Information

A conference call to discuss fourth quarter and full-year fiscal 2021 financial results is scheduled for today, March 23, 2022, at 4:30 p.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (800) 219-7052 or (574) 990-1029 and using conference ID #6560876.  Interested parties can also listen to a live webcast or replay of the conference call by logging on to the investor relations section on the Company’s website at http://investors.ollies.us/.  The replay of the conference call webcast will be available at the investor relations website for one year.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®.  We offer name brand products, Real Brands! Real Bargains!®, in every department, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids and other categories.  We currently operate 436 stores in 29 states throughout half of the United States. For more information, visit www.ollies.

5 | Page

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, including our fiscal 2022 business outlook or financial guidance, and industry outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including, but not limited to, legislation, national trade policy, and the following: our failure to adequately procure and manage our inventory or anticipate consumer demand; changes in consumer confidence and spending; risks associated with our status as a “brick and mortar” only retailer; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; the risks associated with doing business with international manufacturers and suppliers including, but not limited to, transportation and shipping challenges, and potential increases in tariffs on imported goods; outbreak of viruses or widespread illness, including the continued impact of COVID-19 and continuing or renewed regulatory responses thereto; risks associated with heightened geopolitical instability due to the Russia/Ukraine conflict; our inability to operate our stores due to civil unrest and related protests or disturbances; our failure to properly hire and to retain key personnel and other qualified personnel; our inability to obtain favorable lease terms for our properties; the failure to timely acquire, develop and open, the loss of, or disruption or interruption in the operations of, our centralized distribution centers; fluctuations in comparable store sales and results of operations, including on a quarterly basis; risks associated with our lack of operations in the growing online retail marketplace; risks associated with litigation, the expense of defense, and potential for adverse outcomes; our inability to successfully develop or implement our marketing, advertising and promotional efforts; the seasonal nature of our business; risks associated with the timely and effective deployment, protection, and defense of computer networks and other electronic systems, including e-mail; changes in government regulations, procedures and requirements; risks associated with natural disasters, whether or not caused by climate change; and our ability to service indebtedness and to comply with our financial covenants together with each of the other factors set forth under the heading “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:
Jean Fontana
ICR
646-277-1214
Jean.Fontana@icrinc.com

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us

6 | Page

Ollie’s Bargain Outlet Holdings, Inc.

Condensed Consolidated Statements of Income

(In thousands except for per share amounts)

(Unaudited)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021

Net sales	$501,135	$515,763	$1,752,995	$1,808,821
Cost of sales	318,094	311,106	1,071,749	1,085,455
Gross profit	183,041	204,657	681,246	723,366
Selling, general and administrative expenses	119,078	114,190	447,615	418,889
Depreciation and amortization expenses	5,255	4,409	19,364	16,705
Pre-opening expenses	1,256	1,349	9,675	10,272
Operating income	57,452	84,709	204,592	277,500
Interest expense (income), net	98	(76)	209	(278)
Income before income taxes	57,354	84,785	204,383	277,778
Income tax expense	12,627	20,125	46,928	35,082
Net income	$44,727	$64,660	$157,455	$242,696
Earnings per common share:
Basic	$0.71	$0.99	$2.44	$3.75
Diluted	$0.71	$0.98	$2.43	$3.68
Weighted average common shares outstanding:
Basic	63,059	65,426	64,447	64,748
Diluted	63,270	66,096	64,878	65,873

Percentage of net sales(1)
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	63.5	60.3	61.1	60.0
Gross profit	36.5	39.7	38.9	40.0
Selling, general and administrative expenses	23.8	22.1	25.5	23.2
Depreciation and amortization expenses	1.0	0.9	1.1	0.9
Pre-opening expenses	0.3	0.3	0.6	0.6
Operating income	11.5	16.4	11.7	15.3
Interest expense (income), net	-	-	-	-
Income before income taxes	11.4	16.4	11.7	15.4
Income tax expense	2.5	3.9	2.7	1.9
Net income	8.9%	12.5%	9.0%	13.4%

(1)	Components may not add to totals due to rounding.

7 | Page

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

Assets	January 29, 2022	January 30, 2021
Current assets:
Cash and cash equivalents	$246,977	$447,126
Inventories	467,306	353,704
Accounts receivable	1,372	621
Prepaid expenses and other assets	11,173	7,316
Total current assets	726,828	808,767
Property and equipment, net	147,164	138,712
Operating lease right-of-use assets	420,568	380,546
Goodwill	444,850	444,850
Trade name	230,559	230,559
Other assets	2,203	2,421
Total assets	$1,972,172	$2,005,855
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$332	$328
Accounts payable	106,599	117,217
Income taxes payable	2,556	10,960
Current portion of operating lease liabilities	75,535	64,732
Accrued expenses and other	78,246	90,559
Total current liabilities	263,268	283,796
Revolving credit facility	-	-
Long-term debt	719	656
Deferred income taxes	66,179	65,064
Long-term operating lease liabilities	354,293	321,454
Other long-term liabilities	3	4
Total liabilities	684,462	670,974
Stockholders’ equity:
Common stock	67	66
Additional paid-in capital	664,293	648,949
Retained earnings	883,722	726,267
Treasury - common stock	(260,372)	(40,401)
Total stockholders’ equity	1,287,710	1,334,881
Total liabilities and stockholders’ equity	$1,972,172	$2,005,855

8 | Page

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	January29, 2022	January30, 2021	January29, 2022	January30, 2021
Net cash provided by operating activities	$42,342	$125,340	$45,033	$361,254
Net cash used in investing activities	(5,317)	(4,617)	(31,830)	(30,448)
Net cash (used in) provided by financing activities	(19,774)	878	(213,352)	26,370
Net increase (decrease) in cash and cash equivalents	17,251	121,601	(200,149)	357,176
Cash and cash equivalents at the beginning of the period	229,726	325,525	447,126	89,950
Cash and cash equivalents at the end of the period	$246,977	$447,126	$246,977	$447,126

9 | Page

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

The Company reports its financial results in accordance with GAAP.  We have included the non-GAAP measures of adjusted operating income, adjusted operating margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per diluted share in this press release as these are key measures used by our management and our board of directors to evaluate our operating performance and the effectiveness of our business strategies, make budgeting decisions, and evaluate compensation decisions.  Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate the Company’s operating results. We believe that excluding items that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude from net income and net income per diluted share, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

The tables below reconcile the most directly comparable GAAP measure to non-GAAP financial measures: operating income to adjusted operating income, net income to adjusted net income, net income per diluted share to adjusted net income per diluted share, and net income to EBITDA and adjusted EBITDA.

Adjusted operating income excludes gains associated with insurance settlements.  Adjusted net income and adjusted net income per diluted share exclude the after-tax gain from the insurance settlements and excess tax benefits related to stock-based compensation, which may not occur with the same frequency or magnitude in future periods. We define EBITDA as net income before net interest income or expense, depreciation and amortization expenses and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for non-cash stock-based compensation expense as well as the aforementioned gains from insurance settlements.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative to or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Reconciliation of GAAP operating income to adjusted operating income

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Operating income	$57,452	$84,709	$204,592	$277,500
Gain from insurance settlements	(104)	(247)	(416)	(247)
Adjusted operating income	$57,348	$84,462	$204,176	$277,253

10 | Page

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except for per share amounts)

(Unaudited)

Reconciliation of GAAP net income to adjusted net income

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	January29, 2022	January30, 2021	January29, 2022	January30, 2021
Net income	$44,727	$64,660	$157,455	$242,696
Gain from insurance settlements	(104)	(247)	(416)	(247)
Adjustment to provision for income taxes (1)	26	62	106	62
Excess tax benefits related to stock-based compensation (2)	(795)	(691)	(4,209)	(34,469)
Adjusted net income	$43,854	$63,784	$152,936	$208,042

(1)
The effective tax rate used for the adjustment to the provision for income taxes was the normalized effective tax rate in the quarter in which the related costs (gains from insurance settlements) were incurred.

(2)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation.

Reconciliation of GAAP net income per diluted share to adjusted net income per diluted share

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	January29, 2022	January30, 2021	January29, 2022	January30, 2021
Net income per diluted share	$0.71	$0.98	$2.43	$3.68
Adjustments as noted above, per dilutive share:
Gain from insurance settlements, net of taxes	-	-	-	-
Excess tax benefits related to stock-based compensation	(0.01)	(0.01)	(0.06)	(0.52)
Adjusted net income per diluted share (1)	$0.69	$0.97	$2.36	$3.16

Diluted weighted-average common shares outstanding	63,270	66,096	64,878	65,873

(1)	Components may not add to totals due to rounding.

11 | Page

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net income	$44,727	$64,660	$157,455	$242,696
Interest expense (income), net	98	(76)	209	(278)
Depreciation and amortization expenses	6,704	5,899	25,114	22,746
Income tax expense	12,627	20,125	46,928	35,082
EBITDA	64,156	90,608	229,706	300,246
Gain from insurance settlements	(104)	(247)	(416)	(247)
Non-cash stock-based compensation expense	2,083	1,746	8,042	6,501
Adjusted EBITDA	$66,135	$92,107	$237,332	$306,500

Key Statistics

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021

Number of stores open at beginning of period	426	385	388	345
Number of new stores	5	4	46	46
Number of closed stores	-	(1)	(3)	(4)
Number of stores re-opened	-	-	-	1
Number of stores open at end of period	431	388	431	388

Average net sales per store (in thousands) (1)	$1,165	$1,321	$4,254	$4,866
Comparable stores sales change	(10.5)%	8.8%	(11.1)%	15.6%
Comparable store count – end of period	376	339	376	339

(1)	Average net sales per store represents the weighted average of total net weekly sales divided by the number of stores open at the end of each week for the respective periods presented.

12 | Page